Exhibit (6)(b)

LOAN AGREEMENT

THIS LOAN AGREEMENT (the “Agreement”) made this _____ day of ____________, 2023, by and between Phoenix Capital Group Holdings, LLC, a Delaware limited liability company (the “Borrower”), and Phoenix Capital Group Holdings I LLC, a Delaware limited liability company (the “Lender”).

RECITALS

A. The Lender is an affiliate of the Borrower and pursuant to that certain Offering Circular dated _______, 2023, as the same may be supplemented or amended (the “Offering Circular”), the Lender is offering a maximum of $75,000,000 in the aggregate of its senior unsecured bonds (the “Bonds”), the proceeds of which are intended to be loaned to the Borrower.

B. The Borrower has requested that the Lender provide a loan (the “Loan”) to the Borrower in the maximum principal amount of Seventy-Five million and 0/100 dollars ($75,000,000.00) to provide funds from time to time when and as received from the proceeds of the Bonds for the purpose of (i) purchasing mineral rights and non-operated working interests, as well as additional asset acquisitions, (ii) to finance potential drilling and exploration operations of one or more subsidiaries of the Borrower; and (iii) other working capital needs, all as further described below.

C. The Lender is willing to lend to the Borrower funds up to the amount requested upon the terms and conditions herein set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

SECTION 1. THE LOAN FACILITY

1.1 Amount of Loan. Subject to the terms and conditions contained herein, the Lender agrees to lend, and the Borrower agrees to borrow, upon the terms, covenants and conditions of this Agreement, in one or more advances (each an “Advance” and collectively, the “Advances”), the principal sum up to the aggregate amount of the Loan for the purposes described above. The Loan is not a revolving credit facility. Accordingly, upon repayment of any Advance, the Borrower shall not have any right to reborrow any amounts repaid to Lender subject to the terms of this Agreement.

1.2 Advances.

(a) The maximum outstanding principal amount of the Loan is Seventy-Five Million and no/100 Dollars ($75,000,000.00) (the “Maximum Advance Amount”). Advances of the Loan shall be available from the date hereof to and including the second (2nd) anniversary of the date hereof (the “Final Draw Date”). Subject to the conditions set forth in Section 9 below, the Borrower may request an Advance from time to time during the period from the date hereof until the Final Draw Date, the form of which request is attached hereto and incorporated herein as Exhibit A, provided, however, that under no circumstances shall the cumulative outstanding amount of all Advances of the Loan made hereunder exceed the Maximum Advance Amount. The timing of the disbursements of any Advance shall be contingent upon the receipt by the Lender of the proceeds of the Bonds.

(b) The Loan availability under this Section shall be evidenced by this Agreement, the Note (defined below) and by the Loan Documents (defined below). At the option of the Lender, an Advance may be made on a current pay basis whereby the Borrower makes monthly payments to the Lender of interest only (“Current Pay Advance”).

(c) Each Advance may have a different term of maturity and interest rates. In general, (i) the maturity date, payment terms and interest rate applicable to each Current Pay Advance shall be as set forth in Schedule 1 to the Subordinate Master Credit Note (Current Pay) (the “Current Pay Note) from the Borrower to the Lender dated as of the date hereof and evidencing the Loan.

(d) Regardless of the Maximum Advance Amount, no Advance may cause the Loan to exceed the borrowing limits set forth in Section 1.4 below. The Lender will evaluate each Advance request independently from any other Advances, which evaluation and funding shall be subject to the terms and conditions herein.

1.3 Use of Proceeds. The proceeds of the Loan will be used solely for the purpose of (i) purchasing mineral rights and non-operated working interests, as well as additional asset acquisitions, (ii) to finance potential drilling and exploration operations of one or more subsidiaries of the Borrower, and (iii) other working capital needs.

1.4 Borrowing Limits. The aggregate outstanding amount of all Advances shall not exceed eighty-five percent (85%) of the aggregate total discounted present value of the Collateral (defined below) subject to the lien of one or more Mortgages, after deducting any allocable amount securing any outstanding Senior Debt (defined below) (the “Loan-to-Value Ratio”), which value shall be determined by one or more reserve studies obtained from time to time (each a “Reserve Study” and collectively, the “Reserve Studies”) as reported on an annual basis by the Borrower to the Lender. For purposes of this Section, a Reserve Study shall be determined by an independent, qualified third party, as selected and/or approved by the Lender in its sole discretion. Once approved by the Lender, the Reserve Study determined shall be conclusive and, until an updated Reserve Study is obtained, shall be the basis for calculating the Loan-to-Value Ratio. In the event the aggregate outstanding Advances exceed the Loan-to-Value Ratio, such event shall not be deemed and Event of Default; and the Borrower shall cure such deficiency by either pledging additional Collateral or repaying a portion of the Loan until the Loan-to-Value Ratio is met.

1.5 Prepayment; Redemption. The Borrower shall have the right to prepay the Loan, in whole or in part, without penalty or premium. To the extent the underlying Bonds are accelerated, prepaid or redeemed, in whole or in part, the Borrower shall be obligated to pay, prepay or redeem, in whole or in part, as applicable, all or any part of an outstanding indebtedness under the Note or this Agreement, on the same terms as the underlying Bonds.

1.6 Loan Documents. This Loan Agreement, the Note, the Mortgages (as defined below) and all other agreements and documents executed and/or delivered pursuant or subject hereto, as each may be amended, modified, extended or renewed from time to time, are collectively referred to herein as the “Loan Documents.”

SECTION 2. SECURITY

2.1 Contemporaneously with the execution of this Agreement, and to secure the payment of all loans to be made hereunder and all other present and future indebtedness of the Borrower to the Lender, both absolute and contingent, the Borrower agrees to enter into a (i) Mortgage—Collateral Real Estate Mortgage, Assignment of Production, Security Agreement, Financing Statement and Fixture Filing with respect to the Borrower’s oil and gas properties located in Dunn County, North Dakota (ii) Mortgage—Collateral Real Estate Mortgage, Assignment of Production, Security Agreement, Financing Statement and Fixture Filing with respect to the Borrower’s oil and gas properties located in Williams County, North Dakota, (iii) Mortgage—Collateral Real Estate Mortgage, Assignment of Production, Security Agreement, Financing Statement and Fixture Filing with respect to the Borrower’s oil and gas properties located in Richland County, Montana and (iv) Mortgage—Collateral Real Estate Mortgage, Assignment of Production, Security Agreement, Financing Statement and Fixture Filing with respect to the Borrower’s oil and gas properties located in Converse County, Wyoming (each a “Mortgage” and, collectively, the “Mortgages”) in favor of the Lender which Mortgages are to be in form and with content required by the Lender, whereby the Lender is granted a subordinate security interest in the oil and gas producing properties more particularly described in the Mortgages (collectively, the “Collateral”), which subordination is described in more detail in Section 3 below. The Borrower shall execute any and all other documents necessary to perfect the Lender’s liens and security interests in such Collateral, including, but not limited to, collateral assignments or mortgages in form and with content required by the Lender with respect to any Collateral leased by the Borrower.

2.2 The Borrower may, upon prior written notice to, but without the consent of, the Lender, release, add or substitute any portion of the Collateral, provided, however, that before and immediately following such release, addition or substitution, the Loan-to-Value ratio of the remaining Collateral will be less than or equal to eighty-five percent (85%) after deducting the amount securing any outstanding Senior Debt. The Lender will, at the Borrower’s expense, execute and deliver to the Borrower such documents as the Borrower may reasonably request to evidence the release, addition or substitution, as applicable, of such Collateral, including the amendment of the applicable Mortgage. The Borrower shall pay all fees, costs and expenses incurred or required by the Lender to release or add Collateral pledged as security under the Loan, including, but not limited to legal fees, title work, valuation costs, filing fees and modification fees.

SECTION 3. SUBORDINATION

3.1 Payment Subordination. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the Loan, and the terms and conditions set forth in the Loan Documents, shall at all times be wholly subordinate and junior in right and time of payment to the prior current payment of any and all other secured indebtedness incurred by the Borrower, whether now existing or later incurred, including, but not limited to, that certain loan from Amarillo National Bank (“ANB”) to the Borrower in the original principal amount of $30,000,000 pursuant to that certain Commercial Credit Agreement dated as of July 24, 2023 by and among ANB, the Borrower and its subsidiary, Phoenix Operating, LLC, as borrower (collectively, the “Senior Debt”), but excepting any debt with affiliates of the Borrower and excepting any unsecured notes, bonds or other debt instruments issued by the Borrower in a securities offering exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Regulation A or Regulation D promulgated thereunder including, without limitation, such notes, bonds and other debt instruments, whether outstanding or currently being offered, described in the Offering Circular. All payments of Senior Debt then due must be satisfied before any current payment of the Loan may be made.

3.2 Lien Subordination. The Mortgages shall be subject and subordinate at all times to the lien of any mortgage, deed of trust, other similar instrument, or any other encumbrance(s) which may now or which may at any time hereafter be made upon the Collateral to secure the Senior Debt.

3.3 Self-Operative. The subordination herein shall be self-operative, and no further instrument of subordination shall be required to effect the subordination and shall apply with respect to all advances, extensions, renewals, modifications, replacements, consolidations or substitutions of the Loan or the Loan Documents.

3.4 Additional Documentation. The Lender hereby agrees to execute at the Borrower’s request and expense, any instrument that the Borrower or any lender may deem necessary or desirable to effect the subordination of this Agreement to any such mortgage, deed of trust, or other similar instrument executed in connection with the Senior Debt.

SECTION 4. WARRANTIES AND REPRESENTATIONS

The Borrower represents and warrants to the Lender that:

4.1 Existence and Power. The Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to (i) execute and deliver this Agreement and the Loan Documents provided for herein and as may be required by the Lender from time to time, (ii) perform all of its obligations under this Agreement and the Loan Documents, (iii) to borrow as herein provided and to do all things required of it hereunder and in the Loan Documents, and (iv) transact business in each state in which any of the Borrower’s oil, gas or mineral properties are located or in which the Borrower is otherwise conducting business.

4.2 Authority and Validity. The execution, delivery and performance by the Borrower of the Loan Documents have been duly authorized by all necessary company action by the Borrower. This Agreement and all of the Loan Documents which, when executed, will constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to limitations as to enforceability with respect to bankruptcy, insolvency, moratorium and other similar laws effecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

4.3 Liens and Encumbrances. All Collateral and real property described in this Agreement and the Loan Documents, and pledged to the Lender as security for the Borrower’s obligations are owned free and clear of all liens and encumbrances except as may have been disclosed in writing to the Lender prior to the date of this Agreement or as may be otherwise indicated or permitted in this Agreement.

4.4 Other Agreements. The execution and performance of this Agreement and the Loan Documents will not violate any provision of any agreement or instrument to which the Borrower is a party, nor require the consent or approval of any governmental agency or authority or of any third party. The Borrower is not in default with respect to any loan, agreement or other obligation which it may have with any person or entity.

4.5 Financial Information. The financial information submitted to the Lender in connection with obtaining the Loan was prepared in accordance with generally accepted accounting principles (“GAAP”). The Borrower further warrants that the financial information submitted to the Lender are true and correct and that the conditions reflected by them have not materially changed between that date and the closing of this Agreement. The Borrower acknowledges and agrees that the Borrower’s delivery of any financial information to the Lender after the date of this Agreement shall be deemed the Borrower’s certification that the delivered financial information is true, correct, and complete.

4.6 Taxes. The Borrower has filed all tax returns required to be filed, and has paid, or made adequate provision for the payment of all taxes shown to be due and payable on such returns or in any assessments made against the Borrower, and no tax liens have been filed and no claims are being asserted in respect to such taxes which are required by GAAP to be reflected in the financial statements of the Borrower and are not so reflected therein. The charges, accruals and reserves on the books of the Borrower with respect to all federal, state, local and other taxes are considered by the management of the Borrower to be adequate, and there is no unpaid assessment which is or might be due and payable by the Borrower to create a lien against the Borrower’s property or any property held by any subsidiary of the Borrower, except such assessments as are being contested in good faith and by appropriate proceedings diligently conducts, and for which adequate reserves have been set aside in accordance with GAAP. None of the tax returns of the Borrower, or any subsidiary of the Borrower, has been or is under audit.

4.7 Compliance with Applicable Laws. The Borrower is not in default in respect of any judgment, order, writ, injunction, decree or decision of any governmental body, which default would have a material adverse effect on this Agreement or any Loan Documents. The Borrower is in compliance in all material respects with all applicable statutes and regulations, including, without limitation, all environmental laws, ERISA, ADA and all laws and regulations relating to unfair labor practices, equal employment opportunity and employee safety, of all governmental bodies, a violation of which would reasonably be likely to have a material adverse effect on the transactions contemplated by this Agreement or the Loan Documents. No material condemnation, eminent domain or expropriation has been commenced or, to the best of the Borrower’s knowledge, threatened against the property which the Borrower owns.

4.8 Legal Actions. The Borrower is not aware of any pending or threatened actions, suits, arbitration proceedings and/or claims at law or in equity before any governmental body that would reasonably be expected to materially and adversely effect the Borrower’s ability to repay the Loan, except as may have been disclosed in writing to the Lender prior to the date of this Agreement or as may be otherwise indicated in this Agreement.

4.9 No Misrepresentation. Neither this Agreement nor any Loan Document or other instrument, certificate, information or report furnished or to be furnished by or on behalf of the Borrower to the Lender in connection with any of the transactions contemplated hereby or thereby, contains or will contain a misstatement of material fact, or omits or will omit to state a material fact required to be stated in order to make the statements contained herein or therein, taken as a whole, not misleading in the light of the circumstances under which such statements were made. There is no fact, other than information known to the public generally, known to or reasonably foreseen by the Borrower that would be expected to have a material adverse effect that has not been expressly disclosed to the Lender in writing.

SECTION 5. AFFIRMATIVE COVENANTS OF BORROWER

From the date hereof and until all indebtedness under this Agreement and the Loan Documents has been paid in full to the Lender, the Borrower covenants and agrees that it will:

5.1 Financial Information. Provide (which delivery may be via electronic mail) to the Lender, (i) monthly reports of its cash and cash equivalents; (ii) annually, within one hundred twenty (120) days following December 31st, a written statement certifying that to the knowledge of the Borrower’s officers the Borrower is in compliance with this Agreement, or specifying any Event of Default hereunder; and (iii) within 15 days after the Borrower files the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) that the Borrower files with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; provided, however, the Company shall not be required to deliver to the Lender any materials for which the Borrower has sought and received confidential treatment by the SEC; and provided further, so long as such filings by the Borrower are available on the SEC’s Electronic Data Gathering, Analysis and Retrieval System (EDGAR), such filings shall be deemed to have been filed with the Lender for purposes of this Section 5.1 without any further action required by the Borrower, provided, however, that the Lender shall have no obligation whatsoever to determine if such filing has been so made and shall have no obligation to review any of the reports or other documentation delivered to it under this Section 5.1.

5.2 Insurance. Maintain and keep in force insurance of such type and in such reasonable amounts and with such insurers as customarily carried in similar lines of business.

5.3 Taxes and Assessments. Pay or cause to be paid as often as the same may become due and payable, all taxes and assessments of any nature which may be lawfully assessed or levied against the Borrower or any of its subsidiaries.

5.4 Collateral. The Borrower shall preserve, maintain in good working order and condition, and protect the security provided for in this Agreement and in the agreements executed in connection herewith including, but not limited to, the Mortgages, and shall defend the right and interests of the Lender in such security against the claims and demands of all persons and apply the proceeds of any sale of such Collateral to the repayment of the Note.

5.5 Compliance with Laws. Comply with all federal, state and local laws, ordinances, requirements and regulations and all judgments, orders, injunctions and decrees applicable to The Borrower and its operations, the failure to comply with which would have a material adverse effect.

5.6 Loan-to-Value. From and after the date hereof, the Borrower agrees to maintain at all times during the term of the Loan a Loan-to-Value ratio of less than or equal to eighty-five percent (85%), subject to the terms and conditions of Section 1.4.

5.7 Lender Fees. The Borrower shall be solely responsible for any and all fees or commissions owed to any broker, finder, or agent with respect to the sale of the underlying Bonds as the fees payable to the Lender for the Loan. The Lender has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the underlying Bonds or the transactions contemplated by this Agreement.

SECTION 6. NEGATIVE COVENANTS

From the date hereof and until all loans provided for hereunder are paid in full, the Borrower covenants and agrees it will not without prior consent of the Lender:

6.1 Sale of Transfer of Assets/Collateral. Except as may be permitted by Section 2.2 in connection with a Mortgage, sell, encumber or transfer any asset of the Borrower or the Collateral pledged as security under a Mortgage without the Lender’s prior written consent.

6.2 Security Interests and Liens. Except as permitted by Section 3.1, create any security interest, lien or other encumbrance in or on any of the assets securing this Loan without the prior written consent of the Lender.

SECTION 7. EVENTS OF DEFAULT

Any of the following shall constitute an Event of Default under this Agreement:

7.1 Default in Payment. If the Borrower shall default in the payment of any sums due under this Agreement or the Note and such failure shall continue for a period of sixty (60) days after such due date.

7.2 Non-Monetary Default. Failure in the performance of any of the agreements, conditions, covenants, provisions or stipulations contained in the Loan Documents which is not cured within one hundred twenty (120) days from written notice thereof from the Lender to the Borrower.

7.3 Bankruptcy. If a proceeding in bankruptcy, receivership or insolvency is instituted by or against the Borrower, or if the Borrower becomes unable to meet its obligations as they mature or if the Borrower shall commit an act of bankruptcy.

SECTION 8. REMEDIES UPON DEFAULT

Upon the occurrence of any of the Events of Default defined above, unless such Event of Default is waived in writing by the Lender, the Lender shall be entitled, at its option, to exercise any or all of the following rights and remedies:

(a) Declare the entire unpaid balance of all indebtedness hereunder, including accrued and unpaid interest, immediately due and payable, without presentment, demand or notice of any kind, all of which are hereby expressly waived.

(b) Exercise any enforcement remedy specified in this Agreement, or in any Note or Mortgages executed in connection with this Agreement.

SECTION 9. CONDITIONS PRECEDENT TO ADVANCES

The obligations of the Lender under this Agreement to make Advances are subject to the following conditions precedent, all of which must be fulfilled prior to or concurrently with an Advance under this Agreement:

(a) The Borrower shall have executed and delivered the Note and the Mortgages, satisfying the Loan-to-Value Ratio, to the Lender.

(b) The Lender has received all documents required by this Agreement to be delivered to the Lender and such documents shall be in full force and effect.

(c) All representations or warranties contained in this Agreement are true and correct.

(d) There is no Event of Default and no condition, event or act, which with notice or lapse of time, or both, would constitute an event of default.

(e) All legal proceedings and documents in connection with the borrowing under this Agreement are satisfactory in form and substance to the Lender and its counsel.

(f) The Lender shall have received all fees, costs and expenses required to be paid by the Borrower under the terms of this Agreement.

SECTION 10. MISCELLANEOUS

10.1 Notice. Any and all notices required under this Agreement shall be in writing, and shall be served either personally or by United States mail, with postage thereon fully prepaid, addressed to the Borrower as:

Phoenix Capital Group Holdings, LLC

Attn: Chief Financial Officer

18575 Jamboree Road, Suite 830

Irvine, CA 92612

and to the Lender as:

Phoenix Capital Group Holdings I LLC

Attn: Chief Financial Officer

18575 Jamboree Road, Suite 830

Irvine, CA 92612

10.2 Waiver. Failure of the Lender to enforce at any time, or for any period of time, any of the provisions of this Agreement shall not be construed as a waiver of such provisions or of the right of the Lender thereafter to enforce each and every provision. Nor shall a waiver by the Lender on any one occasion be construed as a bar to or waiver of any right on any future occasions. All rights and remedies of the Lender shall be cumulative and be exercised singularly or concurrently.

10.3 Amendment. No amendment to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any amendment, change, extension or discharge is sought.

10.4 Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the choice of law provisions thereof. Any action, suit, or proceeding brought by any party to this Agreement relating to or arising out of this Agreement or any other agreement, instrument, certificate or other document delivered pursuant hereto (or the enforcement hereof or thereof) must be brought and prosecuted as to all parties in, and each of the parties hereby consents to service of process, personal jurisdiction and venue in, the state and federal courts of general jurisdiction located in the State of Delaware.

10.5 Commercial Purpose. The Borrower warrants and stipulates that the entire amount of the indebtedness evidenced by this Loan will be used for commercial purposes.

10.6 Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Borrower may not voluntarily or involuntarily assign its interest under this Agreement without the prior written consent of the Lender. All covenants, agreements, statements, representations, warranties and indemnities in this Agreement by and on behalf of any of the parties hereto shall bind and inure to the benefit of their respective successors and permitted assigns of the parties hereto.

10.7 No Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

10.8 Headings. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

10.9 Survival. All covenants, representations and warranties made in the Agreement survive its termination and continue until the Lender receives payment in full of all sums owing under the Note and this Agreement.

10.10 Consequential Damages. Neither the Lender nor any agent or attorney of the Lender shall be liable to the Borrower for consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Borrower’s indebtedness under this Agreement.

10.11 No Fiduciary Relationship. No provision in this Agreement and no course of dealing among the parties hereto, shall be deemed to create any fiduciary duty by the Lender to the Borrower.

10.12 Severability. The parties agree that if one or more provisions contained in this Agreement shall be deemed or held to be invalid, illegal or unenforceable in any respect under any applicable law, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted, and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

10.13 Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matter provided for herein. Any waiver by either party of any of its rights under this Agreement or of any breach of this Agreement shall not constitute a waiver of any other rights or of any other or future breach.

10.14 JURY WAIVER. THE BORROWER AND THE LENDER HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG THE BORROWER AND THE LENDER ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY RELATIONSHIP BETWEEN THE BORROWER AND THE LENDER. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE LENDER TO PROVIDE THE LOAN DESCRIBED HEREIN AND IN THE OTHER LOAN DOCUMENTS.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BORROWER:

PHOENIX CAPITAL GROUP HOLDINGS, LLC

By:
Name:
Title:

LENDER:

PHOENIX CAPITAL GROUP HOLDINGS I LLC

By:
Name:
Title: